Exhibit 99.5

Veritone, Inc.

2018 PERFORMANCE-BASED STOCK INCENTIVE PLAN

Article 1

General Provisions

1.1 Purpose of the Plan

This 2018 Performance-Based Stock Incentive Plan (the “Plan”) is intended to promote the interests of Veritone, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to receive performance-based stock options as an incentive for them to remain in such service and to further align their interests with the interests of the Corporation’s stockholders.

1.2 Types of Awards

The only Awards that may be made under the Plan are Performance Options. All Awards under the Plan shall be evidenced by an Award Agreement.

1.3 Administration of the Plan

(a)
The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer the Plan with respect to such persons. To the extent permitted by law, the Board or the Compensation Committee may delegate any or all of its authority to administer the Plan with respect to one or more classes of eligible persons (other than Section 16 Insiders) to one or more officers of the Corporation.
(b)
Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.
(c)
Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full authority to determine which eligible persons are to receive Awards under the Plan, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the status of an Award for federal tax purposes, the maximum term for which an Award is to remain outstanding, the vesting and issuance schedules applicable to the shares which are the subject of the Award, the cash consideration (if any) payable for those shares, and the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, and the payout schedule for each such Award.
(d)
Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.
(e)
Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

1.4
Eligibility

The only persons eligible to participate in the Plan are Employees.

1.5 Stock Subject to the Plan

(a)
The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to four million two hundred thousand (4,200,000) shares, subject to adjustment pursuant to Section 1.5(d) below.
(b)
Shares of Common Stock subject to outstanding Awards shall not be available for subsequent award or issuance under the Plan in the event those Awards expire, are forfeited or cancelled, or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards.
(c)
Should the exercise price of an Award be paid with shares of Common Stock (whether through the withholding of a portion of the otherwise issuable shares or through the tender of actual outstanding shares), the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that Award is exercised. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, vesting, exercise, or settlement of an Award, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares for which the Award is exercised.
(d)
Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation, or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding Award and the consideration (if any) payable per share, and (iii) the applicable performance objectives, including the Stock Price Milestones. The adjustments shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding, and conclusive. In addition, in the event of a Change in Control, the provisions of Section 2.2 below shall apply.
(e)
Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Article 2

Awards

2.1 performance Options

(a)
Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant Awards; provided, however, that the terms of each Award Agreement shall not be inconsistent with the terms specified below.
(b)
Exercise Price.
(i)
The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Award grant date.

(ii)
The exercise price shall be payable in one or more of the following forms:
(A)
cash or check made payable to the Corporation,
(B)
shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,
(C)
shares of Common Stock otherwise issuable under the Award but withheld by the Corporation in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date, or
(D)
through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Withholding Taxes and (b) the Corporation to deliver the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

(c)
Exercise and Term of Awards. Unless otherwise set forth in the Award Agreement evidencing the Award, an Award shall be exercisable as follows:
(i)
An Award may only be exercised to the extent it has become exercisable.
(ii)
Each Award shall become exercisable in three substantially equal tranches (with any fractional shares rounded down to the nearest whole number) upon the achievement of the applicable Stock Price Milestone set forth in the table below. Each Stock Price Milestone shall be determined achieved when the Stock Price equals or exceeds the applicable Stock Price Milestone for thirty (30) consecutive Trading Days.

Tranche	Stock Price Milestone
1	$49.15
2	$98.31
3	$196.62

(iii)
Each Award shall have a term of ten (10) years, measured from the Award grant date. Awards or portions thereof that fail to become exercisable within that time shall be forfeited. No Award shall be exercisable after its Scheduled Expiration Date.
(d)
Effect of Cessation of Service. Unless otherwise set forth in the applicable Award Agreement, upon the Participant’s separation from Service for any reason:
(i)
Any exercisable portion of the Award shall remain exercisable until:
(A)
For the CEO Award, the earlier of two (2) years from the CEO’s separation from Service and the Scheduled Expiration Date; provided, however, that any exercisable portion of the CEO Award shall also remain exercisable during any continued service without interruption by the CEO as an Employee or member of the Board of the Corporation, but in no event shall the CEO Award be exercisable after its Scheduled Expiration Date;
(B)
For the President Award, the earlier of two (2) years from the President’s separation from Service and the Scheduled Expiration Date; and

(C)
For all Awards other than the CEO Award and the President Award, the earlier of ninety (90) days from the Participant’s separation from Service and the Scheduled Expiration Date.
(ii)
Any unexercisable portion of the Award shall remain eligible to become exercisable under Section 2.1(c)(ii) above and Section 2.2 below, for a period of nine (9) months following the Participant’s separation from Service if such separation from Service is initiated by the Corporation other than for Misconduct. Any portion of the Award that becomes exercisable during such nine-month period shall remain exercisable until: (1) in the case of the CEO Award and the President Award, the earlier of the expiration of the remainder of the two-year period from the individual’s separation from Service and the Scheduled Expiration Date; and (2) in the case of all Awards other than the CEO Award and the President Award, the earlier of ninety (90) days from the date the Participant is notified that such portion becomes exercisable under this Section 2.1(d)(ii) and the Scheduled Expiration Date.
(iii)
Except as specified in Section 2.1(d)(ii) above, any unexercisable portion of any Awards shall terminate immediately and cease to be outstanding upon the Participant’s separation from Service for any reason.
(iv)
Notwithstanding Sections 2.1(d)(i) and (ii) above, should a Participant engage in Misconduct while holding one or more outstanding Awards, then all of those Awards shall terminate immediately and cease to be outstanding.
(v)
During the applicable post-Service exercise period, the Award may not be exercised for more than the number of shares for which the Award is at the time exercisable. Upon the expiration of the applicable exercise period or (if earlier) upon the Scheduled Expiration Date, the Award shall terminate and cease to be outstanding for any shares for which the Award has not been exercised.
(e)
Holding Period. Except as permitted under a cashless exercise in accordance with Section 2.1(b) above and to satisfy tax withholding obligations in accordance with Section 3.3 below, neither the CEO nor the President shall, during his lifetime, sell, transfer, or dispose of the shares acquired upon exercise of an Award until at least six (6) months after the Exercise Date of such shares; provided, however, that the CEO or President may conduct transactions that involve merely a change in the form in which he owns such shares (e.g., transfer shares to an inter vivos trust for which such person is the beneficiary during his lifetime), or as permitted by the Plan Administrator consistent with the Corporation’s internal policies.
(f)
CEO and President Awards. Notwithstanding any provisions to the contrary under the Plan, unless determined otherwise by the Special Committee (or any successor committee of independent and disinterested Board members), the CEO shall not be entitled to any further Awards under the Plan or the 2017 Plan in addition to the CEO Award and the President shall not be entitled to any further Awards under the Plan or the 2017 Plan in addition to the President Award.

2.2 Effect of Change in Control

(a)
In the event of a Change in Control, for each outstanding Award, achievement of the Stock Price Milestones shall be ascertained at the time of the Change in Control based on the per-share price of Common Stock (plus the per-share value of any other consideration) received by the Corporation’s stockholders in the Change in Control without regard to the requirement to measure such achievement over a period of thirty (30) consecutive Trading Days.
(b)
In the event of a Change in Control, all Awards shall be assumed or substituted or exchanged for an equivalent award or right (which may include a cash payment) by the successor corporation or a Parent or Subsidiary of the successor corporation, provided that the Plan Administrator may not accelerate the exercisability of any portion of any Award, and any portion of any Award that is unexercisable as of the effective time of a Change in Control (and that does not become exercisable upon the Change in Control under Section 2.2(a) above) shall terminate automatically upon such effective time and never shall become exercisable. Upon a Change in Control, any outstanding, exercisable portion of any Award shall remain exercisable until its Scheduled Expiration Date. For the purposes of this Section 2.2(b), an Award shall be considered assumed or substituted or exchanged if, following the Change in Control, such Award confers the right to purchase or receive, for each share of Common Stock that is exercisable under the Award immediately after the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Plan Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

Article 3

Miscellaneous

3.1 Transferability of Awards

Unless otherwise set forth in the Award Agreement evidencing the Award, during the lifetime of the Participant, Awards shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon all Participants and their permitted assigns and the legal representatives, heirs, and legatees of the Participant’s estate, whether or not any such person has become a party to the Plan or has agreed in writing to join herein and be bound by the terms hereof.

3.2 Stockholder Rights

A Participant shall not have any of the rights of a stockholder with respect to shares of Common Stock covered by an Award until the Participant becomes the holder of record of such shares.

3.3 Tax Withholding

The Corporation’s obligation to deliver shares of Common Stock or pay cash upon the exercise, issuance, or vesting of an Award shall be subject to the satisfaction of all applicable Withholding Taxes. The Corporation shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of cash under an Award or any other payment of any kind otherwise due to the Participant. With respect to Awards paid in shares of Common Stock, the Corporation shall have the right to require the Participant to pay to the Corporation the amount of any Withholding Taxes and to take whatever action it deems necessary to protect the interests of the Corporation in respect of such tax liabilities, including, without limitation, subject to such terms as the Plan Administrator may approve, withholding (or allowing the holder of an Award to elect to have the Corporation withhold) a portion of the shares of Common Stock otherwise issuable under an Award in satisfaction of all or a portion of such Withholding Taxes. The number of shares of Common Stock that may be withheld pursuant to this Section 3.3 shall be limited to the number of shares that have a Fair Market Value on the date of withholding not exceeding the aggregate amount of such Withholding Taxes or the maximum statutory withholding rates, as determined by the Plan Administrator. To the extent approved by the Plan Administrator, the Participant may pay the Withholding Taxes with respect to an Award paid in shares of Common Stock by delivering shares of Common Stock previously acquired by the Participant (other than in connection with such Award) with an aggregate Fair Market Value equal to the Withholding Taxes.

3.4 Effective Date and Term of the Plan

(a)
The Plan shall become effective on the Plan Effective Date subject to the approval of the Corporation’s stockholders. Any Award made under the Plan on or after the Plan Effective Date and prior to the date of such stockholder approval shall be subject to such stockholder approval and shall be cancelled in the event such stockholder approval is not obtained.
(b)
The Plan shall terminate upon the earliest to occur of (i) the date immediately preceding the tenth (10th) anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan have been issued as fully vested shares, (iii) the termination of all outstanding Awards in connection with a Change in Control, or (iv) the termination of the Plan by the Board. Should the Plan terminate under subsection (i) or subsection (iv) above, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

3.5 Amendment of the Plan

(a)
The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.
(b)
Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

3.6 Use of Proceeds

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

3.7 Regulatory Approvals

(a)
The implementation of the Plan, the granting of any Award, and the issuance of any shares of Common Stock in connection with the issuance, exercise, vesting, or settlement of any Award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan, and the shares of Common Stock issuable pursuant to those Awards.
(b)
No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there has been compliance with all applicable requirements of applicable securities laws, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

3.8 No Employment/Service Rights

Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

3.9 Recoupment

Notwithstanding any provisions to the contrary under the Plan, all Awards shall be subject to any clawback policy of the Corporation currently in effect or that may be established and/or amended from time to time that applies to the Awards in the event of a restatement of the Corporation’s financial statements (the “Clawback Policy”), provided that the Clawback Policy does not discriminate solely against the Participant except as required by applicable laws, and provided further that if there is a conflict between the terms of the Plan and the Clawback Policy, the more stringent terms, as determined by the Plan Administrator in good faith, shall apply. The Plan Administrator may require a Participant to forfeit, return, or reimburse the Corporation all or a portion of an Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws.

3.10 Definitions

The following definitions shall be in effect under the Plan:

(a)
1934 Act shall mean the Securities Exchange Act of 1934, as amended.
(b)
2017 Plan shall mean the Veritone, Inc. 2017 Stock Incentive Plan (or any successor plan thereto).
(c)
Award shall mean a Performance Option authorized for issuance or grant under the Plan.
(d)
Award Agreement shall mean the written performance-based stock option agreement(s) (which may be in electronic form) between the Corporation and the Participant evidencing a particular Award made to that individual under the Plan, provided that the form of Award Agreement for all Awards other than the CEO Award and the President Award is attached as Exhibit A to the Plan, the Award Agreement for the CEO Award is attached as Exhibit B to the Plan, and the Award Agreement for the President Award is attached as Exhibit C to the Plan.
(e)
Board shall mean the Corporation’s Board of Directors.
(f)
CEO shall mean Chad Steelberg, the Chief Executive Officer of the Corporation on the Plan Effective Date.
(g)
CEO Award shall mean the Award to the CEO as reflected in Exhibit B to the Plan.
(h)
Change in Control shall have the meaning from the 2017 Plan.
(i)
Code shall mean the Internal Revenue Code of 1986, as amended.
(j)
Common Stock shall mean the Corporation’s common stock, $0.001 par value.
(k)
Compensation Committee shall mean the Compensation Committee of the Board.
(l)
Corporation shall mean Veritone, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Veritone, Inc.
(m)
Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
(n)
Exercise Date shall mean the date on which the Corporation receives written notice of the Award exercise.
(o)
Fair Market Value shall have the meaning from the 2017 Plan.
(p)
Misconduct (i) for the CEO Award, shall mean “cause” as defined in the CEO’s employment agreement with the Corporation, dated March 14, 2017, as amended (or any successor agreement); (ii) for the President Award, shall mean “cause” as defined in the President’s employment agreement with the Corporation, dated March 14, 2017, as amended (or any successor agreement); and (iii) for all Awards other than the CEO Award and the President Award, shall have the meaning from the 2017 Plan.
(q)
Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(r)
Participant shall mean any person who is granted an Award.

(s)
Performance Option shall mean a stock option (i.e., the right to purchase a specified number of shares of Common Stock, at a specified price, for a specified period of time, subject to specified terms and conditions) that (1) is not an incentive stock option, which is a stock option that satisfies the requirements of Code Section 422, and (2) shall become exercisable only upon the achievement of performance goals specified under the Plan.
(t)
Plan shall mean the Corporation’s 2018 Performance-Based Stock Incentive Plan, as set forth in this document.
(u)
Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board, the Secondary Board Committee, or any delegate of the Board or the Compensation Committee authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction. Notwithstanding any provisions to the contrary under the Plan, no Participant shall act as Plan Administrator with respect to his or her own Awards under the Plan, the CEO shall not act as Plan Administrator with respect to the CEO Award or the President Award, and the President shall not act as Plan Administrator with respect to the President Award or the CEO Award.
(v)
Plan Effective Date shall mean (1) for the CEO Award and the President Award, May 6, 2018, which was the date the Special Committee approved the CEO Award and the President Award, and (2) for all Awards other than the CEO Award and the President Award, May 30, 2018, which was the date of Board approval of the Plan as applicable to all Awards other than the CEO Award and the President Award.
(w)
President shall mean Ryan Steelberg, the President of the Corporation on the Plan Effective Date.
(x)
President Award shall mean the Award to the President as reflected in Exhibit C to the Plan.
(y)
Scheduled Expiration Date shall mean the date that is 10 years from the grant date of an Award.
(z)
Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.
(aa)
Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.
(bb)
Service shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)
Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee.
(ii)
Under the CEO Award, Service shall mean service as the Corporation’s Chief Executive Officer.
(iii)
Under the President Award, Service shall mean service as the Corporation’s President, or such other position as may be approved by the Plan Administrator.
(iv)
Service shall not be deemed to cease during a period of military leave, sick leave, or other personal leave approved by the Corporation.
(cc)
Special Committee shall mean the special committee of independent and disinterested Board members appointed by the Board effective March 27, 2018 to review, evaluate, and approve, and take all other actions necessary regarding, potential equity awards to the CEO and to the President.
(dd)
Stock Exchange shall mean the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange.

(ee)
Stock Price shall mean the Fair Market Value of one share of Common Stock.
(ff)
Stock Price Milestone shall have the meaning as used in Section 2.1(c)(ii) above.
(gg)
Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(hh)
Trading Day shall mean a day on which the Stock Exchange upon which the Common Stock is traded is open.
(ii)
Withholding Taxes shall mean the applicable federal, state, and foreign income and employment taxes and other taxes, contributions, and payments required to be withheld, collected, or accounted for by the Corporation in connection with the issuance, exercise, vesting, or settlement of an Award.

Exhibit A

Veritone, Inc. 2018 PERFORMANCE-BASED STOCK INCENTIVE PLAN
form of award agreement

Notice is hereby given of the following Performance Option grant (the “Award”) to purchase shares of the Common Stock of Veritone, Inc. (the “Corporation”) under the Veritone, Inc. 2018 Performance-Based Stock Incentive Plan (the “Plan”):

Participant: [NAME]

Grant Date: [DATE]

Exercise Price: $[##.##] per share

Number of Performance Option Shares: [#] shares of Common Stock

Scheduled Expiration Date: [DATE]

Type of Award: Performance Option

Exercisability: The Award shall become and remain exercisable as provided in the Plan.

Forfeiture: The Award shall be forfeited as provided in the Plan.

Definitions: All capitalized terms not otherwise defined in this Award Agreement shall have the meanings assigned to them in the Plan.

The Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan. The Participant further agrees to be bound by the terms of the Plan. A copy of the Plan, which is publicly filed, is available upon request made to the Corporate Secretary at the Corporation’s principal offices. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Award Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or any Purchased Shares pursuant to the provisions of the Plan.

Veritone, Inc. By: Name: Title: [name]

Exhibit B

Veritone, Inc. 2018 PERFORMANCE-BASED STOCK INCENTIVE PLAN
CEO award agreement

Notice is hereby given of the following Performance Option grant (the “Award”) to purchase shares of the Common Stock of Veritone, Inc. (the “Corporation”) under the Veritone, Inc. 2018 Performance-Based Stock Incentive Plan (the “Plan”):

Participant: Chad Steelberg

Grant Date: May 6, 2018

Exercise Price: $21.25 per share

Number of Performance Option Shares: 1,809,900 shares of Common Stock

Scheduled Expiration Date: May 6, 2028

Type of Award: Performance Option

Exercisability: The Award shall become and remain exercisable as provided in the Plan; provided, however, that the Award shall not be exercisable prior to the affirmative vote of a majority of the shares of Common Stock owned by Corporation stockholders that are not affiliated with the CEO or the President (the “Minority Stockholders”) in a fully-informed, non-coerced, and non-waivable vote of the Minority Stockholders.

Forfeiture: The Award shall be forfeited as provided in the Plan.

Definitions: All capitalized terms not otherwise defined in this Award Agreement shall have the meanings assigned to them in the Plan.

The Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan. The Participant further agrees to be bound by the terms of the Plan. A copy of the Plan, which is publicly filed, is available upon request made to the Corporate Secretary at the Corporation’s principal offices. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Award Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or any Purchased Shares pursuant to the provisions of the Plan.

Veritone, Inc. By: /s/ Jeffrey B. Coyne Name: Jeffrey B. Coyne Title: EVP and General Counsel /s/ Chad Steelberg chad steelberg

Exhibit C

Veritone, Inc. 2018 PERFORMANCE-BASED stock incentive PLAN
president award agreement

Notice is hereby given of the following Performance Option grant (the “Award”) to purchase shares of the Common Stock of Veritone, Inc. (the “Corporation”) under the Veritone, Inc. 2018 Performance-Based Stock Incentive Plan (the “Plan”):

Participant: Ryan Steelberg

Grant Date: May 6, 2018

Exercise Price: $21.25 per share

Number of Performance Option Shares: 1,357,425 shares of Common Stock

Schedule Expiration Date: May 6, 2028

Type of Award: Performance Option

Exercisability: The Award shall become and remain exercisable as provided in the Plan; provided, however, that the Award shall not be exercisable prior to the affirmative vote of a majority of the shares of Common Stock owned by Corporation stockholders that are not affiliated with the CEO or the President (the “Minority Stockholders”) in a fully-informed, non-coerced, and non-waivable vote of the Minority Stockholders.

Forfeiture: The Award shall be forfeited as provided in the Plan.

Definitions: All capitalized terms not otherwise defined in this Award Agreement shall have the meanings assigned to them in the Plan.

The Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan. The Participant further agrees to be bound by the terms of the Plan. A copy of the Plan, which is publicly filed, is available upon request made to the Corporate Secretary at the Corporation’s principal offices. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Award Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or any Purchased Shares pursuant to the provisions of the Plan.

Veritone, Inc. By: /s/ Jeffrey B. Coyne Name: Jeffrey B. Coyne Title: EVP and General Counsel /s/ Ryan Steelberg Ryan steelberg